AMENDMENT NO. 1
TO THE
SEVENTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
TXO ENERGY PARTNERS, L.P.

This AMENDMENT NO. 1 (this “Amendment”) is made on May 8, 2023, to that certain Seventh Amended and Restated Agreement of Limited Partnership of TXO Energy Partners, L.P. (the “Partnership”), dated as of January 31, 2023, (as supplemented or amended from time to time, the “Partnership Agreement”), by and between TXO Partners GP, LLC, a Delaware limited liability company (in its capacity as general partner of the Partnership, the “General Partner”) and MorningStar Partners II, L.P., a Delaware limited partnership (the “Limited Partner” and, together with the General Partner (the “Partners”). Capitalized words and phrases used in this Amendment but not defined herein shall have the meanings set forth in the Partnership Agreement.
R E C I T A L S:
WHEREAS, the Partners entered into the Partnership Agreement on January 31, 2023;
WHEREAS, the General Partner now desires to amend the Partnership Agreement in accordance with Section 13.1 of the Partnership Agreement, as described herein;
WHEREAS, the General Partner has determined that, pursuant to Section 13.3 of the Partnership Agreement, no other consents or actions are required to effect this Amendment.
NOW THEREFORE, the General Partner hereby agrees as follows:
1.All prior references in the Partnership Agreement to “TXO Energy Partners, L.P.” shall hereby be changed to “TXO Partners, L.P., and all prior references in the Partnership Agreement to “TXO Energy GP, LLC” shall hereby be changed to “TXO Partners GP, LLC”.
2.Section 2.2 of the Partnership Agreement is hereby amended and restated in its entirety as follows:
“Name. The name of the Partnership shall be “TXO Partners, L.P.” Subject to applicable law, the Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The Partnership was formed as “TXO Energy Partners, L.P.” pursuant to the filing of an Amended and Restated Certificate of Limited Partnership of the Partnership on January 30, 2023, but subsequently changed its name to “TXO Partners, L.P.” by that certain Second Amended and Restated Certificate of Limited Partnership of the Partnership filed on May 8, 2023. The words “Limited Partnership,” “LP,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.”

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3.Severability. If any provision of this Amendment shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.
4.Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware (without regards to principles of conflict of laws).
5.Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.
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IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Amendment on the date first written above.

GENERAL PARTNER:

TXO PARTNERS GP, LLC

By:/s/ Brent W. Clum
Name: Brent W. Clum
Title: President of Business Operations and Chief Financial Officer

[Signature Page to Amendment No. 1 to Agreement of Limited Partnership of TXO Partners, L.P.]
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